                                                                  Exhibit (a)(1)



================================================================================

                                OFFER TO EXCHANGE

                 OUTSTANDING STOCK OPTIONS HELD BY EMPLOYEES OF

                                RSA SECURITY INC.

                                ----------------

  This document constitutes part of our Section 10(a) prospectuses relating to our 1994 Stock Option Plan--1998 Restatement and our Amended and Restated
       1998 Non-Officer Employee Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933.

                                ----------------

         Any questions or requests for assistance or additional copies of any documents referred to in this offer may be directed to Michele Linehan, RSA Security Inc., 36 Crosby Drive, Bedford, Massachusetts 01730, telephone: (781) 301-5464, email: mlinehan@rsasecurity.com.

                                ----------------

                                November 15, 2001



================================================================================

                                RSA SECURITY INC.

                   OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS


================================================================================

      YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO
        WITHDRAW YOUR REQUEST EXPIRE AT 9:00 a.m., EASTERN STANDARD TIME,
      ON DECEMBER 17, 2001, UNLESS WE EXTEND THE PROGRAM FOR ALL EMPLOYEES

================================================================================

         We are offering our full-time and part-time employees and the full-time and part-time employees of our subsidiaries the opportunity to ask us to exchange their outstanding stock options for new options on the terms described in this document. All outstanding RSA Security stock options held by our employees are eligible for exchange (the "eligible options"). The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer. For every five option shares you surrender, you will receive an option to purchase three shares. If you wish to exchange options, you do not need to surrender all of your eligible options. However, you do need to surrender all unexercised option shares under any eligible option grant that you choose to surrender. You will not receive a grant of new options unless you are employed by us or one of our subsidiaries on both the date this offer expires and the date that the new options are granted.

         IF YOU WERE GRANTED OPTIONS AFTER MAY 15, 2001, AND YOU WISH TO TENDER ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO TENDER FOR EXCHANGE ALL OPTIONS RECEIVED AFTER MAY 15, 2001 THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER. We use the word "tender" because this word has special legal meaning. "Tender" describes what you are doing when you request that we exchange your old options for new options as described in this offer to exchange. When you "tender" your options you will no longer have any rights to them if we accept them at the end of the offering period.

         We are making this offer upon the terms and subject to the conditions described in the enclosed materials. This offer is still valid no matter how many or how few employees participate and no matter how many or how few options are surrendered for exchange. This offer is subject to conditions that we describe in Section 6.

                                    IMPORTANT

         To exchange your eligible options pursuant to the offer, you must properly complete and deliver the enclosed election form to the appropriate person listed below in Q.31 of the Frequently Asked Questions and Summary Term Sheet. Q.31 of the Frequently Asked Questions and Summary Term Sheet also contains instructions on how to complete your election form. We must receive your properly completed election form before 9:00 a.m., Eastern Standard Time, on December 17, 2001. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

         We reserve the right to extend, terminate and amend this offer, and we also reserve the right to reject all requests for exchange at our discretion. However, we expect that we will accept all properly surrendered options and will notify you of our acceptance on the date this offer expires. Once we have given our notice of acceptance, we will be deemed to have accepted all options that have been validly surrendered and not properly withdrawn.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OUTSTANDING STOCK OPTIONS FOR EXCHANGE THROUGH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THESE MATERIALS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THESE MATERIALS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                         PAGE NO.
                                                                                         --------

FREQUENTLY ASKED QUESTIONS AND SUMMARY TERM SHEET............................................1

THE OFFER    ................................................................................8
      1.     NUMBER OF OPTIONS; EXPIRATION DATE..............................................8
      2.     PURPOSE OF THIS OFFER...........................................................9
      3.     PROCEDURES FOR SURRENDERING OPTIONS.............................................9
      4.     CHANGE IN ELECTION.............................................................10
      5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION
             AND ISSUANCE OF NEW OPTIONS....................................................11
      6.     CONDITIONS OF THIS OFFER.......................................................11
      7.     PRICE RANGE OF COMMON STOCK....................................................12
      8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.......................13
      9.     INFORMATION ABOUT RSA SECURITY; SUMMARY FINANCIAL INFORMATION;
             RISK FACTORS...................................................................16
      10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
             ARRANGEMENTS CONCERNING THE OPTIONS............................................19
      11.    STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING
             CONSEQUENCES OF THIS OFFER.....................................................20
      12.    LEGAL MATTERS; REGULATORY APPROVALS............................................20
      13.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.......................................20
      14.    EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT................................31
      15.    FEES AND EXPENSES..............................................................32
      16.    ADDITIONAL INFORMATION.........................................................32
      17.    MISCELLANEOUS..................................................................33

SCHEDULE A  INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF RSA
            SECURITY........................................................................34


                FREQUENTLY ASKED QUESTIONS AND SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q.1.     WHAT IS THE OFFER TO EXCHANGE STOCK OPTIONS?

         The offer to exchange stock options is an opportunity for you to ask us to exchange your outstanding stock options for new stock options to be granted and priced at a later date. (See Section 1)

Q.2.     WHO CAN PARTICIPATE IN THIS OFFER?

         All full-time or part-time employees of RSA Security and our subsidiaries who hold stock options can participate in this offer. (See Section 1)

Q.3.     WHY ARE WE MAKING THIS OFFER?

         We are making this offer because many outstanding stock options held by our employees have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program now to re-align employee option prices with current stock conditions, and to hopefully provide an upside that will motivate and reward our employees. (See Section 2)

Q.4.     HOW DOES THIS OFFER WORK?

         With this offer, you have an opportunity to request that we exchange any or all of your outstanding stock options. If you request that we exchange your outstanding stock options and we accept your request, you will be issued new options once the offer to exchange expires and after a waiting period of at least six months plus one day. For every five (5) old options you surrender, you will be issued three (3) new options at a new exercise price. The new options will be 25% vested at the time of issue, and the remaining options will vest quarterly over a 3-year period. (See Section 1)

Q.5.     WHY CAN'T RSA SECURITY JUST GRANT ME MORE OPTIONS?

         You cannot just be granted new options because of complex accounting rules that, if not complied with, could negatively impact our quarterly earnings per share. Because we have a large number of currently outstanding options that have an exercise price significantly higher than our recent trading price, a large grant of new options to replace these "underwater" options could have a negative impact on our earnings per share.

Q.6.     ARE THERE CONDITIONS TO THIS OFFER?

         This offer is subject to certain conditions, including the conditions described in Section 6 of this offer to exchange. This offer is still valid no matter how many or how few employees participate and no matter how many or how few options are surrendered for exchange. If we accept your options for exchange, you will be deemed to have surrendered them on the date that this offer expires. We reserve the right to extend, terminate and amend this offer, and we also reserve the right to reject all requests for exchange at our discretion. However, we expect that we will accept all properly surrendered options and notify you of our acceptance on the expiration date. (See Section 6)

Q.7. WHAT IF MY EMPLOYMENT WITH RSA SECURITY OR ONE OF ITS SUBSIDIARIES ENDS BETWEEN THE TIME MY OLD OPTIONS ARE SURRENDERED AND CANCELED AND MY NEW OPTIONS ARE GRANTED?

         You may only participate in this offer if you are employed by RSA Security or one of our subsidiaries. If you participate in this offer and then resign or are terminated for any reason from the company or one of its subsidiaries before the new options are granted, you will not receive your new options nor will you have rights to your old options. If you do not choose to participate in this program or if there are option grants that you choose not to surrender, at the time your employment ends with RSA Security or one of it subsidiaries you generally will be able to exercise your options within the parameters of your original option agreement and the plan under which the options were granted. (See Section 1)

         PARTICIPATION IN THE OFFER DOES NOT GIVE YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OF RSA SECURITY OR ONE OF ITS SUBSIDIARIES.

Q.8. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OLD OPTIONS I SURRENDER?

         For every five option shares you surrender, you will receive a new option to purchase three shares. For example:


         IF YOU SURRENDER AN OPTION EXERCISABLE FOR:     YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
         -------------------------------------------     ----------------------------------------------
          10,000 shares                                    6,000  shares
           5,000 shares                                    3,000  shares
           2,500 shares                                    1,500  shares
(See Section 1)

Q.9.     WHEN WILL I RECEIVE MY NEW OPTIONS?

         If you choose to request that we exchange your old options, you will be granted new options after a waiting period of at least six months plus one day from the end of this offer. (See Section 5)

Q.10. WHY MUST I WAIT AT LEAST SIX MONTHS AND ONE DAY FOR THE NEW OPTIONS TO BE GRANTED AND PRICED?

         In order to avoid undesirable accounting consequences, we cannot issue you new options immediately after the expiration of this offer. If we were to grant the new options on a date earlier than six months plus one day after the date you surrender your existing options, we would be required to treat the new options as variable awards for accounting purposes. This means that we would be required periodically to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section
11)

Q.11.    WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The new options will have an exercise price equal to the per share closing price of our common stock as quoted on The Nasdaq National Market on the date the new options are granted. Because we will not grant new options until the first business day that is six months plus one day following the expiration date of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Section 8)

Q.12.    WHEN WILL THE NEW OPTIONS VEST?

         The new options will have a new vesting schedule, completely different from the old option vesting schedule. 25% of each new option will vest immediately at the time the new options are granted. The remaining 75% will vest in equal quarterly installments over a three-year period as long as you continue to be an employee of RSA Security or one of our subsidiaries. If you choose to participate in this offer, you lose all the benefit of the vesting in your old, surrendered options. (See Section 1)

Q.13. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I SURRENDER?

         Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new options until, at the earliest, the date you receive them, and then only up to 25% of the shares covered by your new options.

Q.14.    WHEN WILL MY NEW OPTIONS EXPIRE?

         The new options will vest in thirteen separate installments, as described above. Each option installment will expire four years after the day it vests. For example, if 250 shares of your new option vests on September 1, 2002, then those 250 vested options will expire on September 1, 2006, if not exercised. (See Section 8)

Q.15.    WHEN WILL I RECEIVE MY NEW OPTION AGREEMENT?

         We anticipate that your new option agreement will be accessible to you on the AST Stockplan Web site within approximately three weeks of the new option grant date (which we expect to be the first business day that is at least six months plus one day after the expiration of this offer).

Q.16.    WHEN WILL I SEE MY NEW OPTIONS ON THE AST STOCKPLAN WEB SITE?

         We anticipate that you will be able to see your new options in your AST Stockplan account within approximately three weeks of the new option grant date (which we expect to be the first business day that is at least six months plus one day after the expiration of this offer).

Q.17. IF I REQUEST THAT RSA SECURITY EXCHANGE MY OPTIONS, MUST I EXCHANGE ALL MY CURRENT OPTIONS OR MAY I EXCHANGE ONLY SOME OF THEM?

         It is entirely up to you. You may choose to request that we exchange all, some or none of your current options. For example, if you have two option grants at different exercise prices, $15.00 and $25.00, you can choose to exchange the $15.00 option grant and not exchange the $25.00 option grant (or vice versa). What you cannot do, however, is exchange a portion of any one option grant, or a piece of an option grant split between incentive and nonqualified stock options. (See Section 1)

         In addition, because of accounting rules, if you request that we exchange any of your eligible options, then you must surrender for exchange all of the options that you received after May 15, 2001 and before the expiration of this offer that have a lower exercise price than the highest exercise price of the options you choose to exchange. For example, if you received an option grant in December 1999 at an exercise price of $25.00 per share and an option grant in July 2001 at an exercise price of $20.00 per share and you want to surrender your December 1999 option grant, you would also be required to tender your July 2001 option grant, because it has a lower exercise price than your December 1999 option and was granted after May 15, 2001.

Q.18. ONE OF MY OPTION GRANTS IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF MY OPTION GRANT BUT NOT THE OTHER?

         No. As stated above, you cannot surrender any portion of one grant. If a grant was split between incentive stock options and nonqualified stock options, you must surrender the entire grant. (See Section 1)

Q.19. I ALREADY EXERCISED PART OF AN OPTION. CAN I ASK THAT RSA SECURITY EXCHANGE THE REST OF THAT OPTION?

         Yes, you can request that we exchange the unexercised portion of an option grant even if you previously exercised some of the shares under that grant. If you request that we exchange a partially exercised option, then you will surrender, and receive a new option in exchange for, all of the shares that still remain in your option grant after you exercised it. You cannot, however, request that we exchange any exercised shares - only unexercised shares may be offered for exchange. For example, if you received an option grant for 2,000 shares and exercised the option for 500 shares, you may request that we exchange the option for the 1,500 shares you have left and receive a new option grant in at least six months plus one day for 900 shares (1,500 shares at a three-for-five ratio equals 900 shares). You may not, however, request that we exchange the 500 shares you exercised, even if you have not sold those shares.

Q.20.    WHAT HAPPENS IF I TURN IN MY ELECTION FORM AND THEN CHANGE MY MIND?

         If you turn in your election form, but then change your mind before the deadline expires, you have an opportunity to file a change in election form that changes your election to participate (that form can also be found in the attached package). Once you've filled out this new form (making sure to date it later than your election form), you must then deliver it to Michele Linehan in our Human Resources Department before the deadline or the action described on your original election form will be implemented. Michele's contact information appears in Q.31 below. It is important to remember that if you change your election to accept the offer, you must then include on the change in election form information about the options you wish to surrender. (See Section 4)

Q.21. WHEN I AGREE TO EXCHANGE MY OPTIONS AM I GIVING UP MY RIGHTS TO THE SURRENDERED OPTIONS?

         Yes, when you surrender your current options and we accept them for exchange, those options will be cancelled and you will no longer have any rights to those options. (See Section 9)

Q.22. IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE MY NEW OPTIONS ARE ISSUED?

         No. If we accept options you surrender in this offer, you may not receive any other option grants before you receive your new options. This is because of complex accounting rules and is necessary to avoid incurring any compensation expense against our earnings. (See Section 9)

Q.23. IF I SURRENDER SOME BUT NOT ALL OF MY OPTIONS IN THIS OFFER, MAY I EXERCISE AND SELL VESTED SHARES UNDER AN OPTION OR OPTIONS THAT I DECIDED NOT TO SURRENDER DURING THE PERIOD WHILE I WAIT FOR MY NEW OPTIONS TO BE ISSUED?

         Yes. As long as we are not in a company-wide black out period (as we are at the end of each quarter), during the waiting period you could exercise any vested, active options that were not surrendered as part of this offer and sell any shares that you acquired on exercise of an option. You could not, however, act on any options that were surrendered.

Q.24.    WHAT HAPPENS IF THERE IS A CHANGE OF OWNERSHIP OF RSA SECURITY?

         We are currently not negotiating any transactions that would result in a change of ownership for RSA Security. However, if a change of ownership occurs before new options are granted as part of this program, then on what would have been the new option grant date you will receive the same consideration as you would have received had you held your new options on the date of such transaction; however, if your options would have been assumed or substituted by an acquiring company, you will be issued options for the common stock of the acquiring company equal in value to the expected new option grants for our common stock. It is impossible to predict if the 3-for-5 ratio would be the same, but the value of the new option grant would be honored. Any successor to us will be bound to honor our commitment to grant new stock options. (See
Section 8)

          You should note that depending on the structure of the type of transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you may receive a security other than an option exercisable for shares of our common stock.

Q.25. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

         If you request that we exchange your options, you should not recognize income for U.S. federal income tax purposes upon cancellation of your old options or upon our grant to you of new options. We recommend that you consult with your own tax advisor to determine the tax consequences of this offer to you. State and local tax consequences may differ. (See Section 13)

Q.26.    WHAT ARE THE TAX IMPLICATIONS IF I LIVE OUTSIDE OF THE U.S.?

         All RSA Security option holders are subject to the applicable tax laws of their own countries and jurisdictions. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF COUNTRIES AND JURISDICTIONS OTHER THAN THE UNITED STATES MAY HAVE DIFFERENT TAX CONSEQUENCES THAN THOSE DESCRIBED ABOVE IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you. (See Section 13)

Q.27. IF THE OPTIONS I EXCHANGE ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS ALSO BE INCENTIVE STOCK OPTIONS?

         No. All new stock options granted to replace surrendered and cancelled incentive stock options will be non-qualified stock options. (See Section 13)

Q.28.    DO I HAVE TO PARTICIPATE IN THIS OFFER?

         You do not have to participate in this offer and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you on what action to take.

Q.29.    WHAT HAPPENS TO MY OLD OPTIONS IF I DECIDE NOT TO PARTICIPATE?

         Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

         Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered for exchange in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See Section 13)

Q.30. WHEN DOES THIS OFFER EXPIRE? COULD IT BE EXTENDED AND, IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         This offer will expire at 9:00 am Eastern Standard Time on December 17, 2001. We may decide to extend the offer, but at this point in time we have no intention of doing so. We will not extend the offer for any one individual or group of employees. If we extend this offer, we must do so for all employees. If we extend this offer, we will notify you of the extension. We cannot accept any election or change of election forms we receive after the expiration date. (See
Section 1)

Q.31.    HOW DO I PARTICIPATE IN THIS OFFER?

         To participate in this option exchange offer, you must complete and sign the election form that you have received with these materials and return it by hand delivery, mail or fax to the appropriate contact person listed below. WE MUST RECEIVE A PROPERLY COMPLETED ELECTION FORM BY NO LATER THAN 9:00 A.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2001. IF YOU MISS THIS DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one individual or group of people. However, in the event that we do extend this offer beyond December 17, 2001, then you must deliver a properly completed election form and the other required documentation before the extended expiration date.

         To complete the election form, you should:

         1. Look up your outstanding options by logging on to the Employee Log-in section of the AST StockPlan Stock Administration website and clicking on the "Option Status" link located in the left-hand column of the web page. If you have forgotten your password for the AST StockPlan website, contact Michele Linehan in the Bedford office (her contact information is below).

         2. Decide which, if any, of your options you wish to request that we exchange. If you do not wish to request that we exchange any options at all, check the box next to the words "No, I choose not to participate in the Offer to Exchange" on the election form and skip to instruction #7 below. If you wish to request that we exchange some or all of your options, check the box next to the words "Yes, I choose to participate in the Offer to Exchange" on the election form and go to instruction #3 below.

         3. List the options you wish to request that we exchange in the table on the election form. Make sure you fill in all the requested information for each option you wish to request that we exchange.

         4. Look at your list of outstanding options on the AST StockPlan website again. You should determine if you have any options that were granted between May 15, 2001 and November 15, 2001. If no, skip to instruction #6. If yes, you should determine if any option you choose to request that we exchange (by listing it in the table on the election form) has a higher exercise price than any of your options that were granted between May 15, 2001 and November 15, 2001. If no, skip to instruction #6. If yes, go to instruction #5.

         5. Because of accounting rules, you are REQUIRED to exchange any options (1) that were granted between May 15, 2001 and November 15, 2001, AND (2) that have a lower exercise price than the highest exercise price of any option you request that we exchange. List any options that meet both these criteria in the table on the election form.

         6. Double check to make sure that you have filled in the correct information for each option you wish to exchange in the table on the election form.

         7. Sign the election form and fill in the required information under your signature.

         8. Send the signed and completed election form by hand delivery, mail or fax to the appropriate contact person listed below. WE MUST RECEIVE THE ELECTION FORM BY NO LATER THAN 9:00 A.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2001. IF YOU MISS THIS DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

You should send your election form to the appropriate contact person listed below:

- UNITED STATES: Michele Linehan, Human Resources, 36 Crosby Drive, Bedford, MA 01730
         Phone: (781) 301-5464; Fax: (781) 301-5470

- CANADA: Kristin Lawler, Human Resources, 505 Burrard Street, Vancouver, BC V7X 1M3
         Phone: (604) 640-6248; Fax: (604) 640-6216

- EMEA AND IRELAND: Valerie Mann, Human Resources, RSA House (formerly Bracknell Gate) Western Road, Bracknell, RG12 1 RT UK
         Phone: (44) 1344 781601; Fax: (44) 1344 781314

- SWEDEN: Magnus Back, Human Resources, P.O. Box 107 04 Globen City, Hus 19, Avenavagen 29 S-121 29, 6th and 7th Floor, Stockholm Sweden
         Phone: (46) 8 725 97 92; Fax: (46) 8 725 97 96

- AUSTRALIA: Susan Newton, Human Resources, Level 32 Waterfront Place, 1 Eagle Street, Brisbane, Australia QLD 4000
         Phone: (61) 7 3227 4473; Fax: (61) 7 3227 4400

- ASIA PACIFIC: Anita Tan, Human Resources, 2 Shenton Way, #13-03, Unity Tower One, Singapore 068804
         Phone: (65) 880-5151; Fax: (65) 880-5155

- JAPAN: Kikuchi Tokuo, Legal Dept., Tokyo Ginko Kyokai Bldg. 13F, 1-2-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005 Japan
         Phone: (813) 5222-5201; Fax: (813) 5222-5270

Q.32.    WHAT WILL HAPPEN IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE?

         If you do not turn in your election form by the expiration date of this offer, you will miss the opportunity to participate in this offer.

Q.33.    DO YOU RECOMMEND THAT I PARTICIPATE IN THIS OFFER?

         Participating in this program is entirely up to you. Although the RSA Security board of directors has approved this offer, we are not making a recommendation as to whether or not you should participate in this offer to exchange options. We recognize that your decision is an individual one that should be based on a variety of factors, and we encourage you to consult with your personal legal and financial advisors to determine your best course of action.

Q.34.    WHO SHOULD I CALL IF I HAVE QUESTIONS?

         If you have more questions, please contact the appropriate person listed in Q.31 above.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that were granted under our 1994 Stock Option Plan--1998 Restatement, as amended (the "1998 Restatement Plan"), Amended and Restated 1998 Non-Officer Employee Stock Incentive Plan, as amended (the "Non-Officer Plan"), 1986 Stock Option Plan, Xcert International, Inc. 1998 Equity Incentive Plan, and Securix, Inc. 1996 Stock Option Plan. All full-time and part-time employees of RSA Security or its subsidiaries are eligible to participate in this offer. This offer is personal to you and does not in any way constitute an offer to the public to subscribe for shares in RSA.

         YOU WILL ONLY RECEIVE NEW OPTIONS IF YOU ARE EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON BOTH THE DATE THIS OFFER EXPIRES AND THE DATE THAT THE NEW OPTIONS ARE GRANTED. THE NEW OPTIONS WILL NOT BE GRANTED UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS PLUS ONE DAY AFTER THIS OFFER EXPIRES. For purposes of the offer to exchange, a subsidiary is a corporation of which we own fifty percent (50%) or more of the total combined voting power of all classes of stock.

         IF YOU RECEIVED OPTIONS AFTER MAY 15, 2001 AND YOU WISH TO EXCHANGE ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO SURRENDER FOR EXCHANGE ALL OPTIONS RECEIVED AFTER MAY 15, 2001 THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION WITH THE HIGHEST EXERCISE PRICE YOU SURRENDER.

         You may not surrender partial option grants. If you request that we exchange your eligible options, you must surrender all unexercised option shares from each surrendered option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly returned and not withdrawn in accordance with Section 3.

         For every five option shares you surrender, you will receive an option to purchase three shares. For example:

         IF YOU SURRENDER AN OPTION EXERCISABLE FOR:     YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
         ------------------------------------------      ---------------------------------------------
          10,000 shares                                    6,000  shares
           5,000 shares                                    3,000  shares
           2,500 shares                                    1,500  shares

         Twenty-five percent (25%) of your new options will vest immediately upon grant and the remaining 75% will vest in equal quarterly installments over a three year period as long as you continue to be an employee of RSA Security or one of our subsidiaries.

         We will not issue any options exercisable for fractional shares, and will round up all fractional shares. The exact number of eligible option shares that you have now can be found by logging on to the Employee Log-in section of the AST StockPlan Stock Administration website and clicking on the "Option Status" link located on the left-column of the web page. We will issue all new options under the 1998 Restatement Plan for all eligible options surrendered by our officers, as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will issue new options under the Non-Officer Plan for all eligible options surrendered by our employees and other officers. In addition, we will enter into a new nonqualified stock option agreement with you.

         The term "expiration date" means 9:00 a.m., Eastern Standard Time, on December 17, 2001, unless we extend the period of time during which this offer will remain open, in which case the term "expiration date" will refer to the latest time and date at which this offer expires.

         We will notify you if we decide to increase or decrease what we will give you in exchange for your options. If the expiration date of this offer is ten or fewer business days from the date we notify you of such an increase or decrease, we will delay the expiration date so that you will have at least ten business days to consider the new change.

         A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.       PURPOSE OF THIS OFFER.

         We are making this offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock as quoted by The Nasdaq National Market. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

         Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

          - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

          - any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

          - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

          - any other material change in our corporate structure or business;

          - our common stock not being authorized for quotation on The Nasdaq National Market;

          - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

          -       the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Exchange Act;

          - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock option plans; or

          - any change to our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of RSA.

3.       PROCEDURES FOR SURRENDERING OPTIONS.

         PROPER SURRENDER OF OPTIONS. To request that we exchange some or all of your eligible options, you must properly complete the election form and deliver the election form, along with any other required documents, by hand delivery, mail or fax to the appropriate contact person listed below. You can find instructions on how to fill out the election form in Q.31 of the Frequently Asked Questions and Summary Term Sheet. WE MUST RECEIVE YOUR PROPERLY COMPLETED ELECTION FORM BY NO LATER THAN 9:00 A.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2001. IF YOU MISS THIS DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond December 17, 2001, then you must deliver a properly completed election form and the other required documentation before the extended expiration date.

Please send your election form to:

- UNITED STATES: Michele Linehan, Human Resources, 36 Crosby Drive, Bedford, MA 01730
         Phone: (781) 301-5464; Fax: (781) 301-5470

- CANADA: Kristin Lawler, Human Resources, 505 Burrard Street, Vancouver, BC V7X 1M3
         Phone: (604) 640-6248; Fax: (604) 640-6216

- EMEA AND IRELAND: Valerie Mann, Human Resources, RSA House (formerly Bracknell Gate) Western Road, Bracknell, RG12 1 RT UK
         Phone: (44) 1344 781601; Fax: (44) 1344 781314

- SWEDEN: Magnus Back, Human Resources, P.O. Box 107 04 Globen City, Hus 19, Avenavagen 29 S-121 29, 6th and 7th Floor, Stockholm Sweden
         Phone: (46) 8 725 97 92; Fax: (46) 8 725 97 96

- AUSTRALIA: Susan Newton, Human Resources, Level 32 Waterfront Place, 1 Eagle Street, Brisbane, Australia QLD 4000
         Phone: (61) 7 3227 4473; Fax: (61) 7 3227 4400

- ASIA PACIFIC: Anita Tan, Human Resources, 2 Shenton Way, #13-03, Unity Tower One, Singapore 068804
         Phone: (65) 880-5151; Fax: (65) 880-5155

- JAPAN: Kikuchi Tokuo, Legal Dept., Tokyo Ginko Kyokai Bldg. 13F, 1-2-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005 Japan
         Phone: (813) 5222-5201; Fax: (813) 5222-5270

         YOU ARE RESPONSIBLE FOR MAKING SURE THAT ALL DOCUMENTS, INCLUDING ELECTION FORMS, ANY NOTICES TO CHANGE YOUR ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, ARE DELIVERED TO THE APPROPRIATE CONTACT PERSON LISTED ABOVE. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. IF WE ACCEPT YOUR SURRENDERED OPTIONS FOR EXCHANGE UNDER THIS OFFER, THE TERMS AND CONDITIONS OF THIS OFFER WILL FORM A BINDING AGREEMENT BETWEEN YOU AND US. THE PROMISE TO GRANT STOCK OPTIONS THAT WE WILL GIVE YOU REFLECTS THIS COMMITMENT. We reserve the right to extend, terminate and amend this offer, and we also reserve the right to reject all requests for exchange at our discretion. However, we expect that we will accept all properly surrendered options and notify you of our acceptance on the expiration date.

4.       CHANGE IN ELECTION.

         You may only change your election to request that we accept your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you choose to request that we exchange your options and you later want to change your election, you must do so with respect to all eligible option shares of a particular grant. Similarly, if you choose not to request that we exchange your options and you later want to change your election, you must do so with respect to all eligible option shares of a particular grant.

         To change your election, you must deliver a change in election form to Michele Linehan in Human Resources, by hand delivery, by facsimile at (781) 301-5470 or by mail to RSA Security Inc., 36 Crosby Drive, Bedford, Massachusetts 01730, USA. The change in election form must be clearly dated after your original election form. If you are changing your election in order to accept the offer, the change in election form must include the information regarding the eligible options you wish to request that we exchange. Once we receive your new election form, your previously submitted election form will be disregarded.

         You may change your election at any time before 9:00 a.m., Eastern Standard Time, on December 17, 2001. We currently have no intention of extending this deadline, and in any case we cannot extend the deadline for any one individual or group of people. However, in the event that we do extend this offer beyond December 17, 2001, then you may change your election more than once and at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange before January 15, 2002, you may withdraw your surrendered options at any time after the expiration date.

         Neither we nor any other person is obligated to inform you of any defects or irregularities in any change in election form that you may submit, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of change in election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

         We reserve the right to extend, terminate and amend this offer, and we also reserve the right to reject all requests for exchange at our discretion. However, we expect that we will accept all properly surrendered options and notify you of our acceptance on the date this offer expires. Once we have given our notice of acceptance, we will be deemed to have accepted all options that have been validly surrendered and not properly withdrawn.

         If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the six months and one day period after the expiration date of this offer to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of this offer.

         On the terms and subject to the conditions of this offer and as soon as practicable after the expiration date, we will (1) cancel the surrendered options that you have not withdrawn and that we have accepted for surrender and
(2) issue to you a promise to grant stock options on the new grant date. We expect you will receive your new option agreement within approximately three weeks after the grant date of the new options. You will not receive a grant of new options unless you are still employed by us or one of our subsidiaries on both the date this offer expires and the date that the new options are granted.

6.       CONDITIONS OF THIS OFFER.

         We are not required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered, as further explained in the Frequently Asked Questions and Summary Term Sheet "Q.29 - What happens to my old options if I decide not to participate?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

         - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit the completion of this offer or otherwise relate to this offer;

                  (b) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

                  (c) materially impair the benefits we believe we will receive from this offer; or

                  (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

         - there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium; or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         - there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

         - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                  (a)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

                  (b)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to our company; or

         - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is or may be material to us.

         The conditions to this offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to this offer. If we don't exercise any of these rights, that does not mean that we waive them, and our waiver of any of these rights in some instances does not mean that we must waive them in other instances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.       PRICE RANGE OF COMMON STOCK.

         Our common stock is quoted by The Nasdaq National Market under the symbol "RSAS" (formerly "SDTI"). The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by The Nasdaq National Market.


                                                                                  High         Low
                                                                                 ------       ------
              Fiscal Year 2001
                  Quarter ended March 31..................................       $66.50       $23.25
                  Quarter ended June 30...................................       $37.94       $18.44
                  Quarter ended September 30..............................       $31.30       $12.87
                  Quarter ended December 31 (through November 13) ........       $15.40        $6.79


              Fiscal Year 2000
                  Quarter ended March 31..................................       $93.06       $50.12
                  Quarter ended June 30...................................       $72.50       $38.87
                  Quarter ended September 30..............................       $80.00       $40.87
                  Quarter ended December 31...............................       $60.50       $35.25

              Fiscal Year 1999
                  Quarter ended March 31..................................       $30.62       $14.31
                  Quarter ended June 30...................................       $22.62       $14.25
                  Quarter ended September 30..............................       $29.75       $15.87
                  Quarter ended December 31...............................       $80.00       $26.00

         As of November 13, 2001, the last reported sale price of our common stock as quoted by The Nasdaq National Market was $14.73 per share.

         We recommend that you obtain current market quotations for our common stock before deciding whether to surrender any of your eligible options.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. For every five option shares that you surrender, you will receive an option to purchase three shares. For example:

         IF YOU SURRENDER AN OPTION EXERCISABLE FOR:     YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
         ------------------------------------------      ---------------------------------------------
          10,000 shares                                    6,000 shares
           5,000 shares                                    3,000 shares
           2,500 shares                                    1,500 shares

         Twenty-five percent (25%) of your new options will vest immediately upon grant and the remaining 75% will vest in equal quarterly installments over a three year period as long as you continue to be an employee of RSA Security or one of our subsidiaries.

         The exercise price of the new options will equal the closing price of a share of common stock as quoted by The Nasdaq National Market on the date of grant, which will be the first business day that is at least six months plus one day after the expiration of this offer.

         As of October 12, 2001, there were issued and outstanding options to purchase 22,155,573 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of 13,293,343 shares of our common stock. Assuming all of these options are issued, the common stock issuable upon exercise of the new options will equal approximately 23.66% of the total shares of our common stock outstanding as of October 12, 2001. We will issue new options to our officers, as defined in Rule 16a-1(f) of the Exchange Act, under our 1998 Restatement Plan. We will issue new options to our other officers and employees under our Non-Officer Plan.

         TERMS OF NEW OPTIONS. We will enter into a new option agreement with each employee who surrenders options in this offer that we have accepted for exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. Because we will not grant new options until the first business day that is at least six months plus one day after the expiration date of this offer and the new options will have an exercise price equal to The Nasdaq National Market closing price on that date, we cannot know now what that price may be. The new options may have a higher exercise price than some or all of the surrendered options or they may have a lower price. By surrendering your old options, you accept the risk that your new exercise price may be higher than your old exercise price. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

         The following descriptions of the 1998 Restatement Plan and the Non-Officer Plan and the form of the new option agreements are summaries and are not complete. Complete information about the plans and the new options is included in the plans and the form of the new option agreement to be entered into between you and us. Each of the plans and the form of the new nonqualified stock option agreement are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. You can view the plans on the AST StockPlan website, or you can contact Michele Linehan to request copies of the plans and the form of the new option agreements. We will provide copies promptly and at our expense.

         General. The maximum number of shares of common stock issuable in connection with options granted under the 1998 Restatement Plan is 17,355,000 shares. No one person may receive options to purchase more than 600,000 shares under the 1998 Restatement Plan in any one fiscal year. The 1998 Restatement Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified options, which are options that do not qualify as incentive stock options. The maximum number of shares of common stock issuable in connection with options granted under the Non-Officer Plan is 13,375,176 shares. The Non-Officer Plan permits us to grant nonqualified options, which are options that do not qualify as incentive stock options, to persons who are not officers, as defined in Rule 16a-1(f) of the Exchange Act, and directors of the company. New options that are issued upon surrender of either incentive stock options or nonqualified stock options in connection with this offer will be nonqualified stock options.

         Administration. The 1998 Restatement Plan and the Non-Officer Plan are administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plans and to interpret the provisions of the plans. The board of directors may delegate authority under the plans to one or more committees of the board. The board has authorized the Compensation Committee to administer certain aspects of the 1998 Restatement Plan, including the granting of options to executive officers.

         Term. The term of each option granted under the plans is fixed by the board of directors, Compensation Committee or any other committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed ten years. The new options to be granted in connection with this offer will vest in thirteen separate installments. No installment will be exercisable after the fourth anniversary of such installment's vesting date.

         Termination. In the event your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested, (a) within one year of termination, if the termination is the result of your death or disability, or (b) within 90 days of termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

         Exercise Price. The new options will have an exercise price equal to the closing price of our common stock as quoted by The Nasdaq National Market on the date of grant of the new option.

         Payment of Exercise Price. Common stock purchased upon the exercise of a new option granted under the plans can be paid for as follows:

         -        in cash or by check, payable to the order of RSA Security;

         - to the extent permitted by the board (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to RSA Security sufficient funds to pay the exercise price, or delivery by the optionee to RSA Security of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to RSA Security cash or a check sufficient to pay the exercise price, or (ii) by delivery of shares of common stock owned by the optionee valued at their fair market value as determined by the board of directors in good faith, which common stock was owned by the optionee at least six months before such delivery;

         - to the extent permitted by the board (i) by delivery of a promissory note of the optionee to RSA Security on terms determined by the board of directors, or (ii) by payment of such other lawful consideration as the board of directors may determine; or

         -        any combination of the above permitted forms of payment.

         Vesting and Exercise. The board of directors, Compensation Committee or any other committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the plans may be exercised and may also accelerate the exercisability of options.

         Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, our board of directors will appropriately adjust the relevant terms and provisions of outstanding awards to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

         In addition, in the event of (i) any merger or consolidation of the company with or into another entity as a result of which the common stock is converted into or exchanged for the right to receive cash, securities or other property (ii) any exchange of shares of the company for cash, securities or other property pursuant to a statutory share exchange transaction (collectively, "acquisition events") or (iii) the execution by the company of any agreement with respect to an acquisition event, the board of directors may take any one or more of the following actions:

         - provide that outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation;

         - provide that all then unexercised options will become exercisable in full as of a specified time before the acquisition event and will terminate immediately before the consummation of such acquisition event, except to the extent exercised by the optionholders before the consummation of such acquisition event;

         - in the event of an acquisition event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share of our common stock surrendered pursuant to such acquisition event (the "acquisition price"), provide that all outstanding options shall terminate upon consummation of such acquisition event and each optionholder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the acquisition price multiplied by the number of shares of common stock subject to such outstanding options (to the extent then exercisable), exceeds (B) the aggregate exercise price of such options; and

         - provide that all or any outstanding options shall become exercisable in full immediately before such event.

         In the event of a proposed liquidation or dissolution of the Company, the board of directors shall provide that all then unexercised options will (i) become exercisable in full as of a specified time at least ten business days before the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The board of directors may specify the effect of a liquidation or dissolution on any option granted at the time of the grant of such option.

         Tax Consequences. You should refer to Section 13 below for a discussion of the material federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

         Registration of Option Shares. All shares of common stock issuable upon exercise of options under the plans have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of RSA Security, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.


9.       INFORMATION ABOUT RSA SECURITY; SUMMARY FINANCIAL INFORMATION; RISK
         FACTORS

         Our principal corporate offices are located at 36 Crosby Drive, Bedford, Massachusetts 01730. Our common stock is listed on The Nasdaq National Market under the symbol "RSAS" (formerly "SDTI").

         See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         Financial Information: The information set forth on pages 36 through 58 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the information set forth on pages 3 through 14 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 are incorporated herein by reference.

SUMMARY FINANCIAL INFORMATION

         The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the period ended September 30, 2001. The consolidated statements of operations data for the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements incorporated herein by reference. The consolidated statements of operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 are derived from our unaudited consolidated financial statements incorporated herein by reference. In the opinion of our management, the unaudited consolidated statements of operations data for the nine months ended September 30, 2000 and 2001 and the unaudited consolidated balance sheet data as of September 30, 2001 have been prepared on the same basis as the audited consolidated financial statements, and reflect all normal recurring adjustments considered necessary to present fairly the information set forth therein. The historical results of operations are not necessarily indicative of the operating results to be expected in the future.

                                                                                              NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                 ---------------------------               --------------------------
                                                   1999               2000                  2000               2001
                                                 --------           --------               --------          --------
In thousands, except per share amounts
Revenue..............................            $218,124           $280,191               $202,069          $219,704
Cost of revenue.......................             45,161             54,983                 40,275            52,112
                                                 --------           --------               --------          --------
  Gross profit........................            172,963            225,208                161,794           167,592
Operating expenses:
  Research and development............             37,640             45,032                 33,035            44,549
  Marketing and selling...............             89,943            102,788                 72,614            94,747
  General and administrative..........             27,261             35,409                 25,587            30,205
  Restructurings......................             11,350             (2,079)                (2,079)            9,635
  In process research and development.                  -                  -                      -             7,891
  Amortization of goodwill and intangibles              -                  -                      -             8,081
                                                 --------           --------               --------          --------
     Total operating expenses.........            166,194            181,150                129,157           195,108
                                                 --------           --------               --------          --------
Income (loss) from operations.........              6,769             44,058                 32,637           (27,516)
Interest income.......................             10,007             12,864                  9,734             7,999
Income from investing activities......            285,952            272,853                123,029            37,312
                                                 --------           --------               --------          --------
Income before provision for income taxes          302,728            329,775                165,400            17,795
Provision for income taxes............            118,982            124,012                 63,552            10,226
Minority interests....................                 16                  -                      -                 -
                                                 --------           --------               --------          --------
     Net income.......................           $183,762           $205,763               $101,848          $  7,596
                                                 ========           ========               ========          ========
Earnings per share (1):
     Basic (2)........................              $3.13              $3.50                  $1.70             $0.13
                                                 ========           ========               ========          ========
     Diluted..........................              $2.92              $3.21                  $1.56             $0.13
                                                 ========           ========               ========          ========
Weighted average common shares outstanding (1):
     Basic............................             58,757             58,051                 58,653            56,291
                                                 ========           ========               ========          ========
     Diluted..........................             62,970             64,027                 65,355            59,683
                                                 ========           ========               ========          ========

                                       16

                                                         DECEMBER 31,                               SEPTEMBER 30,
                                                ----------------------------                        -------------
                                                   1999               2000                              2001
                                                ----------          --------                           -------
In thousands
Cash, cash equivalents and marketable
    securities.............................     $1,383,281          $335,102                           $65,218
Working capital (3)........................        553,307           305,667                           (20,086)
Total assets...............................      1,512,124           589,514                           539,894
Total stockholders' equity.................        611,024           481,004                           368,017

------------

(1) Per share and share amounts have been adjusted to reflect the three-for-two stock split, payable in the form of a common stock dividend, which we effected in March 2001.

(2) Financing costs on forward equity contracts are excluded from net income for the computation of basic earnings per share for the twelve months ended December 31, 2000 and the nine months ended September 30, 2001.

(3) This amount includes a put option settlement liability of $44,822 for the nine months ended September 30, 2001.


RISK FACTORS

         Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Certain Factors That May Affect Future Results" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on October 17, 2001, highlight the material risks of participating in this offer. You should carefully consider these risks and we encourage you to speak with an investment and tax advisor as necessary before deciding whether or not to request that we exchange any of your options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether or not to request that we exchange any of your options in this offer.

ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

         The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by The Nasdaq National Market on the date of grant. You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons. Before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you choose to have cancelled as part of this offer. Among the factors that could cause our stock price to increase (or decrease) are:

         -        quarterly variations in our operating results;

         - changes in revenue or earnings estimates or publication of research reports by analysts;

         -        speculation in the press or investment community;

         - strategic actions by us or our competitors, such as acquisitions or restructurings;

         -        general market conditions; and

         - domestic and international economic factors unrelated to our performance.

IF YOU PARTICIPATE IN THIS OFFER, YOU WILL NOT BE ELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL JUNE 18, 2002 AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the board of directors or Compensation Committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until June 18, 2002 at the earliest because of potentially adverse accounting consequences to us if we grant options to you earlier.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES BEFORE THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

         Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us or one of our subsidiaries terminates for any reason before the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on the first business day that is least six months plus one day after the expiration date of this offer.

UNITED STATES TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

YOUR NEW OPTION WILL BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

         Even if your surrendered option was an incentive stock option, your new option will in any event be a nonqualified stock option. In general, nonqualified stock options may be less favorable to you from a tax perspective.

EVEN IF YOU CHOOSE NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

         We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers, including their positions, offices held and beneficial ownership of our common stock and options, is attached to this offer as Schedule A. All full-time and part-time employees including our executive officers are eligible to participate in this offer. In the aggregate, our directors and officers hold options to purchase an aggregate of 2,728,494 shares of our common stock, or 12.315% of the total options outstanding to purchase shares of our common stock as of October 12, 2001.

         Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving the options or our common stock during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer:

         - On October 18, 2001, we sold to one investment firm $50,000,000 of our convertible subordinated debentures due October 17, 2004, convertible into our common stock at a price equal to $13.75 per share, and warrants to purchase an aggregate of 545,653 shares of our common stock at a price equal to $13.75 per share;

         - On October 30, 2001, we sold to the same investment firm $20,000,000 more of our convertible debentures due October 17, 2004, convertible into our common stock at a price equal to $13.75 per share, and warrants to purchase an aggregate of 218,261 shares of our common stock at a price equal to $13.75 per share; and

         - On November 5, 2001, we sold to a different investor $10,000,000 of our convertible debentures due October 17, 2004, convertible into our common stock at a price equal to $13.75 per share, and warrants to purchase an aggregate of 109,131 shares of our common stock at a price equal to $13.75 per share.

         In addition, neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer, with the following exceptions:

         - On November 12, 2001, our seven non-employee directors elected to participate in an offer to exchange their outstanding options issued under our 1998 Restatement Plan and our 1994 Director Stock Option Plan, as amended, on substantially the following terms: (i) options will be exchanged at an exchange rate of a new option to purchase three shares of common stock for every old option to purchase five shares of common stock surrendered; (ii) new options granted will be issued under the 1998 Restatement and will vest in full immediately upon grant;
                  (iii) the grant date for new options is May 13, 2002; (iv) the exercise price of each new option will be the closing price of a share of our common stock on The Nasdaq National Market on May 13, 2002; (v) all options to purchase shares of our common stock granted after May 12, 2001 having an exercise price lower than the highest exercise price of any options surrendered by the non-employee directors were required to be surrendered in order for such non-employee director to receive new options; (vi) until May 13, 2002 the non-employee directors are ineligible to receive any new option grants; and
                  (vii) only non-employee directors serving on our board of directors on both November 12, 2001 and on May 13, 2002 are eligible to receive the new options. We have accepted for exchange pursuant to this offer options to purchase a total of 771,750 shares of our common stock and will issue in exchange new options to purchase 463,050 shares of our common stock in May 2002; and

         - Our executive officers may make periodic purchases pursuant to the provisions of our employee stock purchase plan.

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

         We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value without recording additional current or future compensation expense solely as a result of this offer because:

         - we will not grant any new options until the first business day that is at least six months plus one day after the expiration date of this offer;

         - the exercise price of all new options will at least equal the per share market value of our common stock on the date we grant the new options; and

         - we will not grant any new options to an optionholder that participates in this offer unless that person tenders all options that have been granted to that optionholder within six months before the commencement date of this offer and that have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under applicable accounting rules.

         Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of common stock underlying cancelled eligible options that had been granted under the 1998 Restatement Plan and the Non-Officer Plan will be returned to the pool of shares available for grants of new awards or options under the applicable plan.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the exchange of old options for new options pursuant to this offer under the federal income tax laws of several of the countries in which our employees are tax residents. This discussion is based on the tax laws as of this date, which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

         We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. ALL EMPLOYEES SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF TAX LAWS.

UNITED STATES: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE
         TAX RESIDENTS IN THE UNITED STATES

         EXCHANGE OF OPTIONS. Optionholders who surrender existing options for new options should not be required to recognize income for federal income tax purposes upon the cancellation of existing options or upon the grant of the new options. We believe that the cancellation of existing options and the grant of the new options will be treated as a non-taxable exchange.

         Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

         INCENTIVE STOCK OPTIONS. In general, an optionholder will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, an optionholder will recognize taxable income with respect to an incentive stock option only upon the sale of shares acquired through the exercise of the option, which we refer to as "ISO shares". Nevertheless, in the case of an optionholder who has not been an employee at all times commencing on the date on which a particular option was granted and ending on the date that is three months before the date on which the option is exercised, an option generally will be treated as though it were a nonqualified stock option and taxed as described below under "Nonqualified Stock Options". Similarly, options will be treated as nonqualified stock options for purposes of the alternative minimum tax. While an optionholder will pay alternative minimum tax only to the extent of the excess of that tax over the optionholder's regular tax, the treatment of an option as a nonqualified stock option for purposes of the alternative minimum tax could create such an excess.

         Generally, the tax consequences of selling ISO shares will vary with the length of time that the optionholder has owned the ISO shares at the time they are sold. If the optionholder sells ISO shares more than two years after the applicable grant date (of the new options, if applicable) and more than one year after the applicable exercise date, then the optionholder will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO shares over the exercise price.

         If the optionholder sells ISO shares before satisfying the above waiting periods, which we refer to as a "disqualifying disposition", then the optionholder generally will recognize ordinary compensation income in an amount equal to the lesser of:

         (i) the excess of the fair market value of the ISO shares on the exercise date over the exercise price; and

         (ii) the excess of the sale price of the ISO shares over the exercise price.

         An optionholder making a disqualifying disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO shares over the fair market value of the ISO shares on the exercise date. This capital gain will be a long-term capital gain if the optionholder has held the ISO shares for more than one year before the date of the sale and will be a short-term capital gain if the optionholder has held the ISO shares for a shorter period.

         If an optionholder sells ISO shares for less than the exercise price, then the optionholder will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO shares. This capital loss will be a long-term capital loss if the optionholder has held the ISO shares for more than one year before the date of the sale and will be a short-term capital loss if the optionholder has held the ISO shares for a shorter period.

         NONQUALIFIED STOCK OPTIONS. As in the case of an incentive stock option, an optionholder will not recognize taxable income upon the grant of a nonqualified stock option. However, an optionholder generally will recognize ordinary compensation income upon the exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option, which we refer to as "NQO shares", on the exercise date over the exercise price.

         An optionholder will have a tax basis for any NQO shares equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NQO shares, an optionholder generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NQO shares and the optionholder's tax basis in the NQO shares. This capital gain or loss will be a long-term capital gain or loss if the optionholder has held the NQO shares for more than one year before the date of the sale and will be a short-term capital gain or loss if the optionholder has held the NQO shares for a shorter period.

         MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME. Long-term capital gain will be taxable at a maximum rate of 20% (18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period). Under recently enacted legislation, short-term capital gain and ordinary income will be taxable at a maximum rate that will be reduced from 39.6% to 35% between 2001 and 2006. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

         TAX CONSEQUENCES TO US. The grant of a stock option by us will have no tax consequences to us. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any shares acquired under an option will have any tax consequences to us. However, we (or our subsidiary, as the case may be) generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by an optionholder in connection with an option. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

         WITHHOLDING. Although an optionholder's disqualifying disposition of ISO shares will result in the recognition of ordinary compensation income, under current law, we will have no withholding obligation with respect to that income. In contrast, we will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonqualified stock option by an optionholder who has been employed by us. We will require any such optionholder to make arrangements to satisfy this withholding obligation.

AUSTRALIA: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN AUSTRALIA

         GENERAL. There are generally two consequences to consider: first, the tax consequences arising from the surrender of the existing options; and second, additional and different tax consequences arising from the grant of the new options.

         EXCHANGE OF OPTIONS. If you elected to include the value of the existing option in your assessable income in the year in which the option was granted, you will not have taxable income at the time of cancellation of the existing option. You will, however, likely be required to recognize taxable capital gain as a result of the disposal of the existing option in exchange for the receipt of a right to receive the new option. The taxable capital gain will likely be equal to the market value of the right to receive the new option less the market value of the existing option which is surrendered in exchange for the new option. If you held the existing option for at least 12 months, only half of the capital gain will be assessable.

         If you did not make the aforementioned election, you will likely be required to recognize income in an amount equal to the market value of the existing option on the date of cancellation of the existing option. The market value of the existing option will be calculated in accordance with a statutory formula. In addition, you will likely be required to recognize taxable capital gain as a result of the disposal of the existing option in exchange for the receipt of a right to receive a new option. The taxable capital gain will likely be equal to the market value of the right to receive the new option less the market value of the existing option which is surrendered in exchange for the new option. If you held the existing option for at least 12 months, only half of the capital gain will be assessable.

         GRANT OF NEW OPTIONS. If you choose to include the value of the new option in your assessable income in the year in which the new option is granted (as there may be capital gains tax advantages in making such an election), you will likely be required to recognize income equal to the market value of the new option, less the market value of the existing option as of the date of cancellation of the existing option.

         If you do not make this election, then you must include an amount (as described below) in your assessable income for the year in which the earliest of the following assessment times occurs:

     1. the year when you dispose of the new option (other than by exercising it);
     2. the year when your employment in respect of which the new option was acquired ceases;
     3.  the year when you exercise the new option; and
     4.  the year when the new option expires.

         The amount which you must include in your assessable income for the year in which the relevant assessment time occurs will be:

     1. if you dispose of the new option (or the shares acquired upon exercise) in an arm's length transaction within 30 days after the relevant assessment time--the amount or value of any consideration you receive for the disposal, reduced by the market value of the existing option at the time of cancellation and the exercise price of the option (if the new option has been exercised); OR

     2. in any other case--the market value of the new option (or the shares acquired upon exercise) at the relevant assessment time, reduced by the market value of the existing option at the time of cancellation and the option exercise price (if the new option has been exercised).

         SALE OF SHARES. When you subsequently sell the shares acquired upon exercise of the new option, any gain you realize will be taxed as a capital gain (other than gains from certain sales of shares within 30 days of the relevant assessment time, which will be taxed as income). The amount of the capital gain is equal to:

     1. if you have held the shares for less than one year--the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

     2. if you have held the shares for at least one year--one half of the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to your first applying any prior year or current year capital losses against the full capital gain).

         If you made an election to include the value of the new option in your income in the year it is granted, then the cost base of the shares will be equal to the market value of the right to acquire the new option on the date of cancellation of the existing option, plus the option exercise price. If you did not make the said election, then the cost base of the shares will be equal to the market value of the shares at the alternative assessment time.

CANADA: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN CANADA

         GENERAL. This summary is generally applicable to persons who are resident in Canada and, together with any related persons, own less than 50% of the issued shares of RSA Security Inc.

         EXCHANGE OF OPTIONS. We do not believe that there will be a tax liability in connection with the exchange of your existing options for the new options. We have assumed that the new options will meet the conditions to qualify for favorable tax treatment under Canadian tax law because the exercise price of the new options will be equal to the fair market value of our stock on the date the new options are granted.

         GRANT OF OPTIONS. We do not believe that you will be subject to tax when the new options are granted to you.

         EXERCISE OF OPTIONS. Subject to the deferral provisions discussed below, you will recognize taxable income upon the exercise of the new options in an amount equal to the difference between the fair market value of our stock on the date of exercise and the exercise price. You may be able to defer the taxation of your stock option benefit until the year you dispose of your securities. This tax deferral is subject to several conditions, including a $100,000 annual vesting limit.

         If you are eligible to defer the taxation of your employee stock option benefit, you will have to file an election for the deferral to apply. Generally, you will file the election with your employer, disclosing the amount of stock option benefit that has been deferred. The election will be due on or before January 15 of the year following the year in which you acquired RSA Security stock by exercising your option.

         The deferred stock option benefit will be reported on your T4 slip for the period during which you exercised your options to acquire our stock (based on the information provided to your employer). However, you will not have to include the benefit in your employment income that year. Instead, you will be responsible for including it in income in the year that you dispose of the related RSA Security stock. If you become a non-resident or die before the RSA Security stock is disposed of, the benefit will have to be included in income in that year, rather than in the year of the disposition.

         TRACKING THE $100,000 ANNUAL LIMIT. The $100,000 annual limit on the amount of options that you can be granted that are eligible for the deferral applies to the value of the stock options that vest each year. For this rule, the value of the stock options is generally the fair market value of the underlying RSA Security stock at the time you were granted the options. Where there has been an exchange of options, or the securities have been subject to splits or consolidations, the initial fair market value must be adjusted to take into account these events.

         Complying with the $100,000 annual vesting limit will be your responsibility. Therefore, you will be expected to track your usage of the limit. A $100,000 annual limit has been designed so that there is only one $100,000 limit for the employee for each vesting year, rather than a separate limit per corporate group.

         REVOCATION OF AN ELECTION. You may decide after you have made the election that you do not want the deferral to apply to the particular RSA Security stock that you have elected upon. You are allowed to revoke the election by filing a written revocation with the person with whom you filed the election. The deadline for filing such a Notice of Revocation is January 15 of the year following the year in which you acquired the RSA Security stock.

         If you revoke your election, you are deemed to have never made the election in the first place. This means that the stock option benefit will be taxed in the year the RSA Security stock was acquired under the employee stock options, not in the year of disposition. If you revoke an election, you can reinstate all or part of the $100,000 vesting limit for a particular year.

         SALE OF SHARES. The tax consequences that result when you dispose of RSA Security stock to which the deferral applies ("Deferral Securities") will depend on whether or not you hold securities that the deferral does not apply to ("Non-Deferral Securities"), in addition to your Deferral Securities.

         There are specific ordering rules to be applied when you dispose of securities acquired under stock options. Where you own only Deferral Securities, they will be disposed of on a first-in/first-out basis. Unless you designate which identical options are exercised first-in, the following rules will apply. Identical options are considered to have been exercised in the order in which they first became exercisable. Identical options that first become exercisable at the same time, but are granted on different dates, are considered to have been exercised in the order in which they were granted.

         To determine the capital gain or loss, the cost of the Deferral Securities is the amount you paid to acquire the securities, plus the stock option benefit related to the specific security sold. You will not need to consider the cost of any other identical securities of your employer that you may hold.

         If you own Deferral and Non-Deferral Securities, the ordering rules will work in a similar manner, except that the Non-Deferral Securities will be disposed of first. When determining the capital gain or loss on the disposition of Non-Deferral Securities, the cost will be determined on an average basis over all the identical Non-Deferral Securities you hold. However, there is an exception to this rule. An employee can designate the most recently acquired Non-Deferral Security that is identical to other securities owned by the taxpayer and acquired under an employee stock option agreement, to be disposed of first. Several conditions must be met, including the condition that the disposition must occur no later than 30 days after the employee acquired the security. If this designation is made, the cost will be determined in the same manner as for Deferral Securities.

         Once all Deferral Securities are sold, the Deferral Securities will be disposed of as discussed above.

         OTHER REPORTING REQUIREMENTS. If you have deferred stock option benefits, you are required to file Form T1212, Statement of Deferred Stock Option Benefits on an annual basis. The form requires that you include information on transactions relating to the RSA Security stock where the deferral applies, including acquisition of new Deferral Securities and dispositions of existing Deferral Securities. This form will assist you in complying with your obligation to include the deferred stock option benefit in employment income in the year that you dispose of the related RSA Security stock. You are required to file this form with your tax return beginning with the 2000 taxation year, where employee benefits have been deferred.

         DIVIDENDS. If you acquire shares upon exercise, you may be entitled to receive dividends. You will be subject to income tax at your marginal rate on any dividends paid on our stock. You will generally be entitled to a foreign tax credit equal to the amount of the dividend for United States federal tax withheld at source.

FRANCE: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN FRANCE

         EXCHANGE OF OPTIONS. You should not be required to recognize income for tax purposes as a result of the exchange of your existing options for new options. The surrender of your existing options for the new options will be treated as a non-taxable exchange.

         GRANT OF OPTIONS. You should not be required to recognize any income for tax purposes upon the grant of the new options.

         EXERCISE OF OPTIONS. In general, you will not recognize taxable income upon the exercise of a stock option. Instead, you will recognize taxable income with respect to stock option only upon the sale of shares acquired through the exercise of the option.

         At this stage, RSA Security Inc. cannot ascertain that options will be qualified for a favorable tax and social security treatment. Should any change or amendment permit RSA Security Inc. to benefit from a favorable tax and social security treatment of options, RSA Security Inc. would inform you.

         SALE OF SHARES.

         SOCIAL SECURITY CHARGES. Both you and RSA Security France SARL will have to bear social security charges upon your sale of shares based on the difference between the sale price and the exercise price. RSA Security France SARL has a withholding obligation with respect to your part of social security charges. By accepting this offer of exchange, you agree that RSA Security France SARL may make any arrangements to satisfy this withholding obligation.

         INCOME TAX TREATMENT. You also have to bear income tax upon your sale of shares acquired upon exercise of the option based on difference between the sale price and the exercise price. You must report this taxable revenue on your statement of income.

IRELAND: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN IRELAND

         EXCHANGE OF OPTIONS. It is not entirely clear how the offer to exchange will be categorized for Irish Taxation purposes. The offer to exchange may be classified either as an exchange of your existing option for a new option or as a cancellation of your existing option and a re-issue of the new option. If the offer is categorized as an exchange within the meaning of the tax legislation, there will be no tax consequences to you because the existing option and the new option will be treated as one.

         Alternatively, if the offer to exchange is viewed as a cancellation of your existing option coupled with a re-issue of the new option, there will be no adverse tax consequences to you unless you realize a gain on the cancellation of the existing options or your residence position has changed between the grant of the existing option and the grant of the new option. RSA does not believe that there would be any gain realized on the cancellation of existing options because the new options will be granted with an exercise price equal to the fair market value of the RSA stock on the date of grant.

         If you were not within the Irish tax net on the date of grant of your existing option, you will be within the Irish tax net in respect of the new option if it is granted to you in respect of an Irish employment.

JAPAN: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN JAPAN

         EXCHANGE OF OPTIONS. We do not believe that you will recognize taxable income upon the exchange of an existing option for a new option since no taxable event occurs at the time the option is exchanged. However, please note that the tax laws in this area are uncertain and, as such, it would be difficult to predict with certainty the tax consequences of such an exchange.

         GRANT OF NEW OPTIONS. We do not believe that you will recognize taxable income upon the grant of the new option. Under the general rules of Japanese income taxation, the economic benefit conferred to you through the issuance of an option to purchase our stock is taxable as "employment income" only at the time of exercise.

         EXERCISE OF NEW OPTIONS. You will have to recognize taxable income when you exercise the new option. This taxable income will be equal to the difference between the exercise price and the fair market value of our stock at the time of exercise. This income will be taxed in the same manner as your compensation income (i.e., at the applicable marginal income tax rates). If you are a resident for Japanese income tax purposes, you will likely be required to file a tax return to report this income.

         For expatriates, special rules are applied. Only the portion related to the Japanese assignment period would constitute taxable income, which is determined based on the Japanese assignment portion of the period from the date of grant to the date of exercise.

         SALE OF SHARES. Capital gains (and losses) are determined and recognized when you sell your shares of stock. Capital gains from the sale of your shares are taxed at 26% (20% national and 6% local tax). The capital gain is determined as the amount of the difference in the sales price and the market price at exercise.

         If you sell your shares through an authorized stockbroker in Japan and submit an election return form, you may choose to have the broker withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of your shares. The deemed gain will only be subject to the 20% national income tax, and the 6% local inhabitants tax would not apply. Please note that this 1.05% taxation method will be abolished as of March 31, 2003. This treatment may, however, be extended as it has been before, under new tax legislation.

         DIVIDENDS. If you exercise your new options and purchases shares, you may be entitled to receive dividends. If the dividend payments are made through a Japanese paying agent, Japanese withholding tax will be imposed on the dividend amount net of the foreign withholding tax which will be payable in the United States.

         A foreign tax credit and domestic withholding tax credit will be allowed if you are a Japanese resident taxpayer and if you choose the aggregate taxation method (Sogo Kazei) on such dividend income. If you choose the separate taxation method (Bunri Kazei), no tax credits will be allowed.

         WITHHOLDING AND REPORTING. Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, the employer is not, as a rule, required to withhold income tax or social security contributions when new options are exercised, as long as the employer is not directly involved in the operation (i.e., payment of income) or costs of the stock option plan under which the new options are granted. It is your responsibility to report and pay any taxes resulting from the grant of the new options by filing an income tax return (Kakutei Shinkokusho). The income tax return must be filed and the tax paid between February 16 and March 15 of the year following the year in which the income was earned.

THE NETHERLANDS: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE
         TAX RESIDENTS IN THE NETHERLANDS

         EXCHANGE OF OPTIONS. We believe that you should not be subject to tax as a result of the exchange of your existing options for new options pursuant to the Offer to Exchange, however, the tax laws regarding this matter are uncertain. If you paid any taxes with respect to your existing options, those taxes likely will not be creditable against any taxes due with respect to the new options.

         GRANT OF OPTIONS. We believe that you should not be subject to tax solely as a result of the grant of the new options. Because the new options will be 25% vested at the time of grant, however, you may be subject to tax when you receive the new options, as described below.

         VESTING OF OPTIONS. Unless you make the election described below, on each vesting date you will recognize taxable income. Accordingly, you will recognize taxable income with respect to 25% of the new options upon the grant. On each following quarter, you will recognize taxable income with respect to 6.25% of the options. The amount of taxable income is determined on the basis of a statutory formula.

         You may be able to make a joint election with RSA Security to defer the taxation of the options until the actual exercise. This election will only defer income tax and wage tax; social security contributions and capital tax cannot be deferred. Please consult with your tax advisor and RSA Security regarding the availability of this election in your circumstances.

         EXERCISE OF OPTIONS. If the options are subject to tax upon vesting, i.e. the election for deferral was not made, any actual gain that you realize upon a later exercise will not be subject to tax if you exercise the options more than 3 years from the date of the grant of the new options. If you exercise the options within three years from the date of grant of the new options, then any gain in excess of the taxable amount upon vesting of the options will constitute additional taxable income. If you do not exercise the options within 3 years from the date of grant, the options will be included in your total net wealth and taxed as investment income. Investment income is deemed to be 4% of an individual's total net wealth and taxed at a rate of 30%, resulting in a net tax of 1.2% of the total net wealth.

         If an election for deferral is made, the actual capital gain that you realize upon exercise is taxed at that time. If an election for deferral was made, the value of the option will not be included in your total net wealth. When you exercise the option, the capital gain realized will be taxed as income at that time.

         The applicable tax rate is the general progressive tax rate for employment income (all income in the highest tax bracket, approximately NLG 100,000 and higher, is taxed at the rate of 52%).

         RSA Security shares acquired upon the exercise of the options will be included in total net wealth and taxed as investment income. Taxable investment income is deemed to be 4% of the individual's net wealth and is taxed at a rate of 30%, rather than on the basis of actual income (such as dividends received or capital gains realized).

SINGAPORE: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN SINGAPORE

         GENERAL. If you exercise your option while you are physically present in Singapore or while you are employed in Singapore, you will be considered as having derived Singapore sourced income amounting to the full amount of the gains or profits (equivalent to the amount by which the fair market value of the shares purchased exceeds the option exercise price paid for those shares) at the time you exercise the option. If you may be subject to taxation in more than one jurisdiction, you should consult with your tax advisors regarding whether you are eligible for relief under Singapore tax rules from double taxation.

         EXCHANGE OF OPTIONS. We do not believe that you will recognize taxable income upon the exchange of an existing option for a new option. However, the tax laws regarding this matter are uncertain and, as such, it is difficult to predict with certainty the tax consequences of such an exchange.

         EXERCISE OF OPTIONS. Except as set forth below, you will recognize income upon the exercise of an option in an amount equal to the excess of the fair market value of our stock on the date of exercise over the exercise price.

               COMPANY STOCK OPTION SCHEME ("CSOP"). Pursuant to the CSOP scheme described below, you may be eligible to exempt from your taxable income a portion of the gain realized upon the exercise of an option. The CSOP scheme is available to all stock options granted on or after 1 April 2001 by a qualifying company under a company stock option plan to a qualifying employee to acquire ordinary shares of the qualifying company or ordinary shares of its parent company. The CSOP scheme is available where the exercise price of the option is equivalent to its fair market value on the date of grant of the option and the option may not be exercised within one year from the date of grant of the option. Accordingly, only the portion of your new option that vests more than one year after the date of grant of the option will be eligible for the CSOP scheme.

         Moreover, in order to be eligible for the CSOP scheme, at the time that you exercise your option, you must:

         (a)      be exercising employment for RSA Security (S) PTE Ltd.; and

         (b)      not have effective control of RSA Security (S) PTE Ltd.

         Under a qualified CSOP scheme, income tax exemption will be granted for up to S$1 million of gains from the exercise of CSOPs over a 10 year period which commences from the year that you first exercise the CSOPs. The income tax exemption is as follows :

         (a) Full tax exemption for the first S$2,000 option gains per year; and

         (b) Full tax exemption for 25% of the remaining annual gains from the exercise of the CSOPs.

               QUALIFIED EMPLOYEE STOCK OPTION ("QESOP"). You may also apply to the IRAS for a deferral of the payment of tax due at exercise subject to an interest charge under the QESOP scheme if the stock option plan satisfies the vesting period requirement set forth above (that is, the QESOP scheme will only be available for the portion of your new option that vests more than one year after the date of grant of the option).

         The QESOP Scheme may alleviate the cash flow problems faced by you if you do not sell your shares after exercising the option as the gains or profits arising from the exercise of stock options are brought to tax as income in the year in which the options are exercised and not in the year of sale of the shares.

         You can apply to IRAS for the tax on gains from a QESOP to be deferred at the time of filing your income tax return for the year of assessment in which the gains are taxable. The IRAS will consider the application only if the following conditions in respect of the employee are satisfied :

         (a) You are exercising an employment in Singapore at the time of exercise of the stock option;

         (b)      The stock option was granted to you by -

                  (i) the company for whom you were working at the time of exercise; or
                  (ii) an associated company of the company for whom you were working at the time of exercise; and
                  (iii) the tax on the ESOP gains is not borne by any employer.

However, approval will not be given if :

         (a)      You are an undischarged bankrupt;

         (b) You are ascertained by IRAS, based on your records, to be a delinquent taxpayer;

         (c)      The tax on the ESOP gains is less than S$200; or

         (d) You are granted area representative status or are generally not allowed under existing guidelines to settle your tax by installments.

         The maximum deferral period of 5 years will commence from the first day of the Year of Assessment for which the ESOP gains are assessed. Subject to a maximum of 5 years, you can choose to defer the payment of tax on ESOP gains for any period of time.

         The interest rate chargeable for the deferral of tax will be pegged to the average prime rate offered by the Big Four Banks on 15 April each year. The interest will be computed annually based on the average prime rate as at 15 April. The simple interest method will be used to compute the interest charge which will only start to accrue after the expiration of the 1 month period allowed for payment of tax assessed.

         Deferral of tax payment will cease and payment of the tax plus the appropriate amount of interest charge will generally become due immediately upon the occurrence of any of the following events :-

         (a) If you are a foreign employee (including a Singapore Permanent Resident), when you :-

                  (i) terminate your employment in Singapore and leave Singapore; or
                  (ii)     are posted overseas; or
                  (iii) leave Singapore for any period exceeding 3 months (unless you/Permanent Resident provides proof to IRAS that you are not leaving Singapore permanently).

         (b)      When you become bankrupt; and

         (c) When you pass away (the deferred tax and the appropriate interest charge would be recovered from your estate).

         SALE OF SHARES. When you subsequently sell the shares acquired upon the exercise of the new options, you will not be subject to tax unless you are in the business of buying and selling securities.

SWEDEN: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN SWEDEN

         EXCHANGE OF OPTIONS. The tax treatment of the exchange of an existing option for a new option is unclear. RSA believes that there is a possibility that the exchange will not be taxable, but cannot guarantee that you will not be required to recognize income as a consequence of the exchange. If the exchange is deemed to be taxable, you would be required to recognize as employment income either the fair market value of the old options or the fair market value of the new options, each valued using the Black-Scholes option pricing model.

         GRANT OF NEW OPTIONS. You will not be subject to tax when the new option is granted to you.

         EXERCISE OF NEW OPTIONS. When you exercise the new option, the amount by which the fair market value of the shares you purchase exceeds the option exercise price you pay for those shares will be taxable as regular salary. You must inform RSA Security AB when you exercise the new options.

         SALE OF SHARES. When you subsequently sell the shares acquired upon the exercise of your new option, you will recognize a capital gain (or loss) equal to the difference between the sale price and the sum of the option exercise price paid for the shares plus the amount of regular salary you recognized for income tax purposes upon exercise of the new option. Capital gains are taxed at a flat rate (30% for the year 2001). If the sale results in a capital loss, 100% of the loss is deductible against certain types of capital gains during the same year, and if no capital gains exist, 70% of the loss is deductible against other income from capital. If you have a net deficit in the capital income category for that year, 30% of the deficit up to SEK 100,000 is allowed as a reduction of your tax on earned income, and for deficits exceeding SEK 100,000, 21% of the deficit is allowed as a reduction of your tax on earned income.

SWITZERLAND: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
         RESIDENTS IN SWITZERLAND

         EXCHANGE OF OPTIONS. We believe that you should not be subject to tax as a result of the exchange of your existing options for new options pursuant to the Offer to Exchange, however, the tax laws regarding this matter are uncertain. If your existing options were taxed at grant, then any tax paid on those existing options that are surrendered in the exchange would, in principle, not be refunded. Hence, since there will possibly be tax due on the grant of the new options (except as described below), you will potentially be subject to double taxation. Alternatively, if your existing options were not taxed at grant, then the exchange of these options for the new options should not trigger any immediate tax consequences.

         GRANT OF OPTIONS. If the new options can be valued, then you would be taxable upon the grant of the new option. Social security charges would also be due at the date of grant. If your existing options were subject to tax at grant, then the tax authorities in Switzerland are normally prepared to grant rulings confirming that the amount subject to tax upon issuance of the new options will only be the difference in value of new options received and existing options surrendered as of the date of grant of the new options. You should consult your tax advisor regarding obtaining such a ruling.

         If the new options cannot be valued, then the grant of the new options will not have any tax consequences. We believe that the new options are able to be valued.

         EXERCISE OF OPTIONS. If the new options are taxable at grant, then the exercise of the new options will not trigger any income tax or capital gains tax consequences. You will, thus, realize a tax-free capital gain.

         If the new options are not taxable at grant, then the difference between the fair market value of the RSA Security stock and the exercise price of the new options on the date of exercise will be taxable to you and will also be subject to social security charges, at the same time.

         If your existing options were not subject to tax at grant, then you should only be subject to tax upon the exercise of the new option. You will be taxable at such time on the difference between the fair market value of the RSA Security stock and the exercise price of the new options. Social security charges will also be due at such time.

         SALE OF SHARES. Regardless of whether the new options were taxed at grant or at exercise, any gain realized upon sale of the shares will constitute a tax-free capital gain, except, if for personal reasons, you qualify as a Swiss professional securities dealer (i.e., the shares are not private assets, but rather belong to your professional fortune).

THE UNITED KINGDOM: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO
         ARE TAX RESIDENTS IN THE UNITED KINGDOM

         EXCHANGE OF OPTIONS. We believe that the surrender of existing options and the grant of new options, itself, will not normally give rise to immediate tax and/or national insurance contributions. It is, however, possible that the exchange of options originally granted prior to 6 April 1999 may, in some circumstances, give rise to national insurance contributions. We do not think this will, in fact, be the case in relation to this exchange. This view is, however, based on certain statements issued previously by the Inland Revenue which are non-binding. It is possible that the Inland Revenue may change their practice and national insurance contributions may result.

         EXERCISE OF OPTIONS. Since neither your existing options nor the new options qualify or will qualify for favored tax treatment by the Inland Revenue, your new option will be subject to income tax at exercise in the same way as your existing option (i.e. an income tax charge will arise on the difference between the option exercise price and the market value of our shares at the time of exercise). It should be noted that any income tax charges which arise will be collected under the pay-as-you-earn or PAYE system in respect of all new options. This may not have been the case for existing options granted prior to 27 November 1996.

         SALE OF SHARES. Capital gains tax ("CGT") will arise in relation to the new options in the same way as the existing options. Thus on the sale of shares received following the exercise of your new option, CGT will be payable in respect of the excess of the proceeds you receive over the market value of RSA's shares at the time you exercise your new option.

         NATIONAL INSURANCE CONTRIBUTIONS. In relation to options which do not qualify for favorable tax treatment and are granted on or after 6 April 1999, employer and employee national insurance contributions will arise on exercise of the option to the extent that the market value of the shares acquired on exercise exceeds the option exercise price. Options granted prior to 6 April 1999 should not be subject to national insurance contributions (other than in certain circumstances when they are exchanged for new options, see above).

         It is likely, however, that the option received pursuant to this offer will, in tax and national insurance contribution terms, constitute a new option. This means that national insurance contributions may arise on the exercise of the new option to the extent the market value of the shares acquired exceeds the option exercise price. This may well be the case even where the original option was granted prior to 6 April 1999. This is an important issue which should be borne in mind when making your choice. You should also be aware that under current legislation employee national insurance contributions are capped. Thus employees earning in excess of (pound)29,900 per annum (tax year 2001/2002) will not be liable for any further employee national insurance contributions. Employees with earnings below this level will be subject to employee national insurance contributions currently at the rate of 10% on earnings up to (pound)29,900 per annum.

         WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, FOREIGN, STATE, PROVINCIAL AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

         Although we currently have no intention of extending the period of time during which this offer is open, we have the right to do so at any time by notifying you of the extension.

         Before the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you of the postponement and give notice of the postponement to the optionholders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

         We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

         If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules the minimum period an offer must remain open after material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will give you in exchange for your options, we will give you notice of the action. If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to surrender their eligible options under this offer.

16.      ADDITIONAL INFORMATION.

         This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

         (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 28, 2001;

         (b) our quarterly reports on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001; for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001; and for our fiscal quarter ended September 30, 2001, filed with the SEC on October 17, 2001;

         (c) our current reports on Form 8-K, filed with the SEC on February 6, 2001, February 27, 2001, July 16, 2001; September 19, 2001; October 1, 2001; October 15, 2001; October 17, 2001;
                  October 18, 2001; October 25, 2001; October 30, 2001; and November 6, 2001;

         (d) our definitive proxy statement, filed with the SEC on March 28, 2001; and

         (e) the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on November 15, 1994, including any amendments or reports we file for the purpose of updating that description.

         The SEC file number for these filings is 000-25120. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

         You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted by The Nasdaq National Market under the symbol "RSAS", and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                RSA Security Inc.
                                 36 Crosby Drive
                          Bedford, Massachusetts 01730
                            Attn: Investor Relations

or by telephoning Investor Relations at (781) 301-5108 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time.

         As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

         The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF RSA SECURITY

         The directors and executive officers of RSA Security Inc., their positions and offices held, and their beneficial ownership of our common stock and options as of October 12, 2001 are set forth in the following table:

                                                            SHARES OF COMMON                          SHARES OF        PERCENT OF
                                                            STOCK UNDERLYING        PERCENT OF       COMMON STOCK     TOTAL COMMON
                                                         OPTIONS BENEFICIALLY     TOTAL OPTIONS      BENEFICIALLY        STOCK
         NAME               POSITION AND OFFICES HELD           OWNED (#)          OUTSTANDING          OWNED         OUTSTANDING
----------------------      --------------------------   --------------------     -------------      ------------     ------------
Robert P. Badavas           Director                             112,500              0.508%                 0                 0

D. James Bidzos             Vice Chairman of the Board           126,000              0.569%            82,500            0.147%

Arthur W. Coviello, Jr.     Chief Executive Officer,
                            President and Director               626,095              2.826%            35,266            0.063%

Richard L. Earnest          Director                             135,000              0.609%                 0                 0

Taher Elgamal               Director                             109,500              0.494%             2,250            0.004%

Gloria C. Larson            Director                              33,750              0.152%                 0                 0

Joseph B. Lassiter, III     Director                             175,500              0.792%                 0                 0

James K. Sims               Director                             198,000              0.894%            17,500            0.031%

Charles R. Stuckey, Jr.     Chairman of the Board of             533,670              2.409%           479,297            0.853%
                            Directors

John F. Kennedy             Chief Financial Officer,             123,322              0.557%             9,662            0.017%
                            Senior Vice President,
                            Finance and Operations, and
                            Treasurer

Scott T. Schnell            Senior Vice President,               164,651              0.743%             4,081            0.007%
                            Marketing and Corporate
                            Development

Thomas L. Schuster          Senior Vice President,                89,064              0.402%             5,527            0.010%
                            Worldwide Sales and
                            Professional Services

Margaret K. Seif            Senior Vice President,                88,161              0.398%               859            0.002%
                            General Counsel and
                            Secretary

Joseph Uniejewski           Senior Vice President,                84,375              0.381%               291            0.001%
                            Engineering and Customer
                            Support

Vivian M. Vitale            Senior Vice President,               128,906              0.582%             4,327            0.008%
                            Human Resources

         The business address and telephone number of each director and executive officer is care of RSA Security Inc., 36 Crosby Drive, Bedford, Massachusetts 01730, (781) 301-5000.